Exhibit 99.1

Press Release

Contacts:	Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com Paula Schwartz, 212-556-5224;E-mail: schwap@nytimes.com
This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY

REPORTS THIRD-QUARTER RESULTS

NEW YORK, October 13, 2004 – The New York Times Company announced today that third-quarter diluted earnings per share were $.33 compared with $.33 in the 2003 third quarter, and net income was $48.3 million compared with $50.1 million in the third quarter last year.

“Advertising revenues increased 3.7% in the third quarter, roughly mirroring our ad revenue growth in the second quarter,” said Janet Robinson, executive vice president and chief operating officer.  “In order to spur greater revenue gains, we are continuing with our plans to increase the number and color capacity of The Times’s national print sites, redesign key editorial sections and improve its content, as well as grow the IHT and NYTimes.com.  While these revenue-generating initiatives and similar efforts at our other businesses do result in increased expenses, we expect that these investments will provide greater revenue growth as we move forward.”

Revenues

Total revenues for the Company rose 1.9 percent to $773.8 million compared with $759.3 million in the third quarter of 2003.  Advertising revenues (64 percent of total revenues) grew 3.7 percent, and circulation revenues (28 percent of total revenues) were on a par with the third quarter last year.

Costs and Expenses

Total costs and expenses in the third quarter increased 3.4 percent to $689.5 million from $666.6 million in the 2003 third quarter, mainly because of increased newsprint expense, higher outside printing costs related to investments at The New York Times and the International Herald Tribune and higher promotion costs.

Newsprint expense rose 9.8 percent in the third quarter compared with the 2003 third quarter, with 8.1 percent resulting from higher prices and 1.7 percent stemming from increased consumption.

Operating Profit

Operating profit in the third quarter decreased 9.1 percent to $84.3 million from $92.7 million in the third quarter of 2003, primarily because of increased expenses.

EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) in the third quarter decreased 4.5 percent to $125.2 million from $131.1 million in the 2003 third quarter, mainly due to higher expenses, which were partially offset by higher advertising revenues and a gain from the expiration of an unused advertising credit.

The Company believes that EBITDA, a non-GAAP financial measure, is a useful metric for evaluating its financial performance because of its focus on the Company’s results from operations before depreciation and amortization.  EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to estimate the value of a company and evaluate a company’s ability to meet its debt service requirements.  A reconciliation of EBITDA to net income, as well as additional information concerning EBITDA, is included in the exhibits to this release.

News Media Group

Total News Media Group revenues grew 1.6 percent in the third quarter to $735.8 million from $724.4 million in the prior-year quarter.  Advertising revenues rose 3.3 percent in the third quarter primarily because of higher advertising rates, and circulation revenues were on a par with the same quarter last year.

Operating profit for the News Media Group decreased 9.0 percent to $85.8 million in the third quarter from $94.3 million in the 2003 third quarter.  Higher advertising revenues were more than offset by increased newsprint expense, higher outside printing costs related to investments at The New York Times and the International Herald Tribune and higher promotion costs.

Broadcast Media Group

Broadcast Media Group revenues rose 9.0 percent in the third quarter to $38.0 million from $34.8 million in the same period in 2003.  Operating profit increased 23.9 percent to $9.2 million in the third quarter from $7.5 million in the 2003 third quarter, primarily because of increased political advertising revenues ($3.9 million in the third quarter of 2004 compared with $1.6 million in the same quarter last year) and higher levels of automotive and furniture advertising.

Joint Ventures

Net income from joint ventures was $1.7 million in the third quarter compared with $0.1 million in the third quarter of last year, because of more favorable results at most of the properties in which the Company has equity interests.

Income Taxes

The Company’s effective income tax rate for the third quarter was 39.5 percent, the same as in the third quarter of 2003.

Interest Expense-net, Shares, Cash and Total Debt

Interest expense-net in the third quarter decreased to $10.1 million from $11.1 million in the third quarter of 2003, mainly due to higher levels of capitalized interest related to the Company’s new headquarters.

In the third quarter, the Company repurchased 3.0 million shares at a cost of $125.7 million.  Approximately $251.8 million remained at the end of the third quarter from the Company’s current share repurchase authorization.  Class A and Class B common shares outstanding at the end of the quarter totaled 145.4 million shares.

As of September 26, 2004, the Company’s cash and cash equivalents were approximately $31 million and total debt was approximately $987 million.

2004 Guidance Based on GAAP

There has been no change in guidance since the Company last provided it on September 20, 2004.

Item	2004 Guidance
Total Company Advertising Revenues	Growth rate expected to be in the low- to mid-single digits
News Media Group Circulation Revenues (Formerly Newspaper Group)	Expected to be on a par with 2003
Newsprint Cost Per Ton	Growth rate expected to be in the low teens
Total Company Expenses	Growth rate expected to be in the low- to mid-single digits
Depreciation & Amortization	$145 to $150 million
Capital Expenditures (a)	$175 to $205 million
Net loss from Joint Ventures	Breakeven to a loss of $5 million
Interest Expense	$42 to $46 million
Tax Rate	39.5%
Diluted Earnings Per Share	EPS expected to be at or slightly below the $1.98 in 2003

(a) Costs in 2004 related to the Company’s interest in a new headquarters are expected to be $55 to $65 million.  The Company expects to occupy its new headquarters in 2007.

Conference Call Information

The Company’s third-quarter earnings conference call will be held on Wednesday, October 13, at 11 a.m. E.T.  The live webcast will be accessible through the Investors section of the Company’s Web site, www.nytco.com, and other Web services, including CCBN’s Individual Investor Center and CCBN’s StreetEvents for institutional investors.

To access the call, dial 800-565-5442 (in the U.S.) and 913-981-5591 (international callers) at least 10 minutes prior to the scheduled start of the call.

A replay of the webcast will be available online at www.nytco.com beginning about two hours after the call.  A replay of the call will also be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, October 15.  The access code is 945042.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company’s various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Company’s publicly-filed documents, including the Company’s Annual Report on Form 10-K for the period ended December 28, 2003.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2003 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com and Boston.com.  For the fourth consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune’s 2004 list of America’s Most Admired Companies.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

# # #

Exhibits:	Condensed Consolidated Statements of Income
Segment Information
News Media Group Revenues by Operating Segment

Footnotes

THE NEW YORK TIMES COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

(Dollars and shares in thousands, except per share data)

	Third Quarter			Nine Months
	2004	2003	% Change	2004	2003	% Change
Revenues
Advertising	$498,205	$480,385	3.7%	$1,578,743	$1,524,103	3.6%
Circulation	220,539	220,451	0.0%	660,938	662,756	-0.3%
Other (a)	55,086	58,451	-5.8%	160,024	158,059	1.2%
Total	773,830	759,287	1.9%	2,399,705	2,344,918	2.3%

Costs and expenses	689,539	666,550	3.4%	2,074,495	1,999,829	3.7%

Operating profit	84,291	92,737	-9.1%	325,210	345,089	-5.8%

Net income/(loss) from joint ventures	1,691	130	*	1,132	(5,388)	*

Interest expense - net	10,080	11,138	-9.5%	30,753	34,424	-10.7%

Other income (b)	4,073	1,250	*	6,573	12,027	-45.3%

Income before income taxes and minority interest	79,975	82,979	-3.6%	302,162	317,304	-4.8%

Income taxes	31,620	32,779	-3.5%	119,397	125,331	-4.7%

Minority interest in net income of subsidiaries(c)	83	80	3.8%	381	178	*

Net Income	$48,272	$50,120	-3.7%	$182,384	$191,795	-4.9%

Average Number of Common Shares:

Basic	146,469	149,305	-1.9%	148,340	150,626	-1.5%
Diluted	147,964	151,606	-2.4%	150,405	153,201	-1.8%

Basic Earnings Per Share	$0.33	$0.34	-2.9%	$1.23	$1.27	-3.1%

Diluted Earnings Per Share	$0.33	$0.33	0.0%	$1.21	$1.25	-3.2%

Dividends Per Share	$0.155	$0.145	6.9%	$0.455	$0.425	7.1%

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

SEGMENT INFORMATION

Revenues, Operating Profit (Loss) and Depreciation & Amortization

are prepared in accordance with GAAP.

(Dollars in thousands)

	Third Quarter			Nine Months
	2004	2003	% Change	2004	2003	% Change
Revenues

News Media Group (d)	$735,832	$724,441	1.6%	$2,284,681	$2,239,941	2.0%
Broadcast Media Group	37,998	34,846	9.0%	115,024	104,977	9.6%
	$773,830	$759,287	1.9%	$2,399,705	$2,344,918	2.3%

Operating Profit (Loss)

News Media Group (d)	$85,843	$94,317	-9.0%	$331,545	$353,973	-6.3%
Broadcast Media Group	9,235	7,452	23.9%	28,619	22,703	26.1%
Corporate	(10,787)	(9,032)	19.4%	(34,954)	(31,587)	10.7%
Total	$84,291	$92,737	-9.1%	$325,210	$345,089	-5.8%

Depreciation & Amortization

News Media Group (d)	$30,195	$32,047	-5.8%	$93,212	$95,193	-2.1%
Broadcast Media Group	2,057	2,284	-9.9%	6,849	6,848	0.0%
Corporate	3,123	2,787	12.1%	9,255	8,384	10.4%
Total	$35,375	$37,118	-4.7%	$109,316	$110,425	-1.0%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT

Revenues are prepared in accordance with GAAP.

(Dollars in thousands)

	2004
	Third Quarter	% Change vs. 2003	Nine Months	% Change vs. 2003

The New York Times Media Group (d)

Advertising	$263,323	2.3%	$861,984	2.3%
Circulation	154,052	-0.9%	459,554	-1.7%
Other	40,199	-9.6%	114,067	-3.0%
Total	$457,574	0.0%	$1,435,605	0.5%

New England Media Group (d)

Advertising	$114,374	4.7%	$350,801	4.1%
Circulation	45,631	3.8%	136,013	5.4%
Other	8,383	-0.5%	26,496	9.3%
Total	$168,388	4.2%	$513,310	4.7%

Regional Media Group (d)

Advertising	$84,448	5.0%	$256,489	5.1%
Circulation	20,856	-0.9%	65,371	-1.0%
Other	4,566	16.2%	13,906	22.4%
Total	$109,870	4.2%	$335,766	4.4%

Total News Media Group (d)

Advertising	$462,145	3.3%	$1,469,274	3.2%
Circulation	220,539	0.0%	660,938	-0.3%
Other (a)	53,148	-6.5%	154,469	0.8%
Total	$735,832	1.6%	$2,284,681	2.0%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

FOOTNOTES

(a)                                  Other revenue consists primarily of revenue from wholesale delivery operations, news services and direct marketing.

(b)                                  “Other income” in the Company’s Condensed Consolidated Statements of Income includes the following items:

	Third Quarter		Nine Months
	(In thousands)		(In thousands)
	2004	2003	2004	2003
Non-compete agreement	$1,250	$1,250	$3,750	$3,750
Advertising credit *	2,823	—	2,823	8,277
Other income	$4,073	$1,250	$6,573	$12,027

* Related to credits for advertising issued by the Company, which were not used within the allotted time by the advertiser.

(c)                                  “Minority interest in net income of subsidiaries” includes minority holders (FC Lion LLC and Myllykoski Corporation) income or loss, net of income taxes, of subsidiaries that are consolidated with the Company but less than 100% owned.  FC Lion LLC is a minority holder in a subsidiary formed for the purpose of constructing the Company’s new headquarters, and Myllykoski Corporation is a minority holder of a subsidiary that has an investment (along with the Company) in a paper mill.

(d)                                  Beginning with the third quarter of 2004, the Company has changed its reporting segment formerly known as the Newspaper Group.  This change consisted of combining the Company’s digital operations, previously a part of New York Times Digital, with their related print businesses (The New York Times and The Boston Globe) to create the News Media Group.  The aggregation of the Company’s print and digital businesses in this manner reflects the Company’s organizational structure and its business strategy, which emphasizes a multiple media platform approach pursuing both audiences and advertisers within the markets in which the Company competes.

The News Media Group consists of The New York Times Media Group, which includes The New York Times, NYTimes.com and the International Herald Tribune; the New England Media Group, which includes The Boston Globe, Boston.com, and the Worcester Telegram & Gazette; and the Regional Media Group, consisting of 15 other newspapers and their related digital operations.  Historical information for 2004 and 2003 quarterly revenues, operating profit and depreciation & amortization, presented for this new segment reporting format, is available in the Investors section at www.nytco.com.

Reconciliation of EBITDA to Net Income

EBITDA, which is reconciled to net income below, is defined as earnings before interest, taxes, depreciation and amortization. The EBITDA presented may not be comparable to similarly titled measures reported by other companies.  The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

	Third Quarter		Nine Months
	(In thousands)		(In thousands)
	2004	2003	2004	2003

EBITDA	$125,242	$131,099	$441,530	$461,865
Depreciation and amortization	(35,375)	(37,118)	(109,316)	(110,425)
Interest expense - net	(10,080)	(11,138)	(30,753)	(34,424)
Income taxes *	(31,515)	(32,723)	(119,077)	(125,221)
Net income	$48,272	$50,120	$182,384	$191,795

* Includes income taxes of minority holders netted within “Minority interest in net income of subsidiaries” in the Condensed Consolidated Statements of Income.  These income taxes were $105,000 and $56,000 in the third quarters of 2004 and 2003 and $320,000 and $110,000 for the first nine months of 2004 and 2003.